As filed with the Securities and Exchange Commission on June 30, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FORTIVE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	47-5654583
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6920 Seaway Blvd

Everett, WA 98203

(Address of principal executive offices) (Zip code)

FORTIVE CORPORATION 2016 STOCK INCENTIVE PLAN

(Full title of the plan)

Copy to:

Peter C. Underwood Senior Vice President, General Counsel and Secretary Fortive Corporation 6920 Seaway Blvd Everett, WA 98203 (425) 446-5000	Thomas W. Greenberg, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 (212) 735-7886
(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee
Common Stock, par value $0.01 per share	23,000,000	$46.775(4)	$1,075,825,000(4)	$108,335.58

(1)	This Registration Statement on Form S-8 (the “Registration Statement”) registers 23,000,000 shares of Common Stock, par value $0.01 per share, of Fortive Corporation (the “Registrant”), to be issued pursuant to the Fortive Corporation 2016 Stock Incentive Plan (the “Incentive Plan”).
(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers additional shares of Common Stock that may become issuable under the above-named plan by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.
(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price as reported on have been determined based on the average of the high and low sale prices of the Common Stock on June 24, 2016 in the “when-issued” trading market as reported on the New York Stock Exchange.
(4)	Estimated solely for the purpose of determining the registration fee pursuant to Rules 457(c) and (h) under the Securities Act, based on the average of the high and low prices of the Common Stock on June 24, 2016 in the “when-issued” trading market as reported on the New York Stock Exchange.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed to register 23,000,000 shares of Fortive Corporation (the “Registrant,” “Fortive,” “us,” “our,” or “we”) Common Stock, $0.01 par value per share (the “Common Stock”), to be issued pursuant to the Fortive Corporation 2016 Stock Incentive Plan (the “Incentive Plan”). On June 1, 2016, the parent of Registrant, Danaher Corporation (“Danaher”), in its capacity as sole stockholder of the Registrant, approved the Incentive Plan. On June 1, 2016, the Registrant’s Board of Directors adopted the Incentive Plan.

In May 2015, Danaher announced its intention to separate Danaher into two independent, publicly traded companies and to separate its industrial growth businesses from the remainder of its businesses. Fortive, which is currently a wholly owned subsidiary of Danaher, was formed to hold Danaher’s industrial growth businesses. The separation will be in the form of a pro rata distribution of 100% of the outstanding shares of the Common Stock to holders of Danaher common stock. On July 2, 2016, each Danaher stockholder will receive one share of the Common Stock for every two shares of Danaher common stock held on June 15, 2016, the record date for the distribution. Based on approximately 689 million shares of Danaher common stock outstanding as of April 15, 2016, a total of approximately 345 million shares of the Common Stock will be distributed.

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PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be sent or given to employees and other participants in the Incentive Plan as specified by Rule 428(b)(1) under the Securities Act. In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the U.S. Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item. 3. Incorporation of Documents by Reference

The following documents filed by us with the SEC (File Number 001-37654) are hereby incorporated by reference into this prospectus:

(a)	Our Registration Statement on Form 10 initially filed on December 3, 2015, as amended by Amendment No. 1 on March 4, 2016, Amendment No. 2 on April 7, 2016 and Amendment No. 3 on May 5, 2016, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b)	Our Current Reports on Form 8-K filed on June 1, 2016, June 7, 2016, June 9, 2016, June 15, 2016 and June 21, 2016 (except, with respect to each of the foregoing, for portions of such reports which were deemed to be furnished and not filed); and

(c)	The description of our Common Stock contained in our Information Statement filed as Exhibit 99.1 to the Registration Statement on Form 10 dated May 5, 2016, including any amendment or report filed for the purpose of updating such description.

All documents filed by us with the SEC pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering registered hereby shall be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Any statement contained in a document incorporated or deemed incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Expert and Counsel

The validity of the securities has been passed upon by Daniel B. Kim, our Associate General Counsel. Mr. Kim will be eligible to participate in the Incentive Plan.

Item 6. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”) permits a corporation to indemnify any person who is or has been a director, officer, employee or agent of the corporation or who is or has been serving as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise at the request of the corporation, against expenses (including attorneys’ fees), judgments, fines, penalties, and amounts paid in settlement actually and reasonably incurred in connection with any civil, criminal, administrative or investigative action, suit or proceeding (other than an action by or in the right of the corporation) in which such person is involved by reason of the fact that he or she served or is serving in these capacities, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful. In the case of an action or suit made or brought by or in the right of the corporation to procure a judgment in its favor, the corporation shall not indemnify such person in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation, except for such expenses as the court may allow. To the extent that such person has been successful on the merits or otherwise in defending any such action, suit or proceeding referred to above or any claim, issue or matter therein, he or she is entitled to indemnification for expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 102(b)(7) of the DGCL provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

Pursuant to Article VII of its Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and Article VII of its Amended and Restated Bylaws (the “Bylaws”), the Registrant will indemnify and hold harmless directors and officers who were or are made or are threatened to be made a party or are otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, to the fullest extent permitted by applicable law as it presently exists or is amended.

The Registrant has entered into agreements with directors and officers requiring it to indemnify such persons to the fullest extent permitted by the Bylaws. The Registrant also maintains insurance coverage relating to certain liabilities of directors and officers.

The foregoing is only a general summary of certain aspects of the DGCL and our Certificate of Incorporation and Bylaws dealing with indemnification of directors and officers and does not purport to be complete. It is qualified entirely by reference to the detailed provisions of those sections of the DGCL referenced above and our Certificate of Incorporation and Bylaws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed

Not applicable

Item 8. Exhibits

The following exhibits are filed with this Registration Statement:

Exhibit Number	Description

3.1	Form of Amended and Restated Certificate of Incorporation of Fortive Corporation (incorporated by reference to Exhibit 3.1 of Amendment No. 3 to Fortive’s Registration Statement on Form 10 filed on May 5, 2016).

3.2	Form of Amended and Restated Bylaws of Fortive Corporation (incorporated by reference to Exhibit 3.2 of Amendment No. 3 to Fortive’s Registration Statement on Form 10 filed on May 5, 2016).

4.1	Fortive Corporation 2016 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 of Fortive’s Current Report on Form 8-K filed on June 1, 2016).

5.1	Opinion of Counsel.*

23.1	Consent of Ernst & Young LLP, an independent registered public accounting firm.*

23.2	Consent of Counsel (included in Exhibit 5.1).*

24.1	Power of Attorney (included on the signature pages of this Registration Statement).*

*	Filed herewith.

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Everett, Washington, on this 30th day of June, 2016.

FORTIVE CORPORATION

By:	/s/ James A. Lico

James A. Lico
President and Chief Executive Officer
(Principal Executive Officer and
Principal Financial and Accounting Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints James A. Lico, his true and lawful attorney-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement was signed by the following persons in the capacities and on the dates stated:

/s/ Daniel L. Comas	Director	June 30, 2016
Daniel L. Comas

/s/ Israel Ruiz	Director	June 30, 2016
Israel Ruiz

Index to Exhibits

Exhibit Number	Description

3.1	Form of Amended and Restated Certificate of Incorporation of Fortive Corporation (incorporated by reference to Exhibit 3.1 of Amendment No. 3 to Fortive’s Registration Statement on Form 10 filed on May 5, 2016).

3.2	Form of Amended and Restated Bylaws of Fortive Corporation (incorporated by reference to Exhibit 3.2 of Amendment No. 3 to Fortive’s Registration Statement on Form 10 filed on May 5, 2016).

4.1	Fortive Corporation 2016 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 of Fortive’s Current Report on Form 8-K filed on June 1, 2016).

5.1	Opinion of Counsel.*

23.1	Consent of Ernst & Young LLP, an independent registered public accounting firm.*

23.2	Consent of Counsel (included in Exhibit 5.1).*

24.1	Power of Attorney (included on the signature pages of this Registration Statement).*

*	Filed herewith.